EXHIBIT 10.17
INTERCONTINENTAL EXCHANGE, INC. 2022 OMNIBUS EMPLOYEE
INCENTIVE PLAN
2024 PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD
AGREEMENT (EBITDA)
Grantee: [ NAME]
Number of Performance-Based Restricted Stock Units: [*]
Grant Date: [DATE]
This Performance-Based Restricted Stock Unit Award Agreement (the “Award Agreement”) is dated this [DATE] (the “Grant Date”) by and between [NAME] (the “Grantee”) and Intercontinental Exchange, Inc. (the “Company”), pursuant to the Intercontinental Exchange, Inc. 2022 Omnibus Employee Incentive Plan (the “Plan”). Capitalized terms not defined in this Award Agreement have the meanings as used or defined in the Plan.
1.    Award. Pursuant to the Plan, the Company hereby awards to the Grantee [*] performance-based restricted stock units (the “Performance RSUs”). At the end of the Performance Period set forth in Appendix A of this Award Agreement (the “Performance Period”) and in accordance with the terms of the Plan and the satisfaction of the Performance Goals set forth in Appendix A (the “Performance Goals”), the Committee will determine the number of Performance RSUs earned under this Award and will advise you of the number (such earned Performance RSUs, the “Earned RSUs”). The number of Earned RSUs may range from 0% to 200% of the Performance RSUs initially subject to this Award as set forth in Appendix A, and the actual percentage of Earned RSUs will be prorated on a straight-line basis between the percentages stated in Appendix A. No Performance RSUs will become Earned RSUs if the Company does not achieve Threshold Performance, as provided in Appendix A.

In accordance with Section 2.10.2 of the Plan, the Committee shall have the authority to make equitable adjustments to the Performance Goals as the Committee deems appropriate (including, but not limited to, for one or more of the items of gain, loss, profit or expense: (a) determined to be extraordinary or unusual in nature or infrequent in occurrence, (b) related to the acquisition or disposal of a segment of a business, (c) related to a change in accounting principle under GAAP, (d) related to discontinued operations that do not qualify as a segment of business under GAAP or (e) attributable to the business operations of any entity acquired by the Company during the fiscal year).
An Earned RSU constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to the Grantee a Share on a delivery date as provided herein. THIS AWARD IS SUBJECT TO ALL TERMS, CONDITIONS AND PROVISIONS OF THE PLAN AND THIS AWARD AGREEMENT.

2.Vesting. Except as otherwise provided herein or, if applicable, in the Grantee’s employment agreement with the Company (the “Employment Agreement”), the Grantee shall become vested in the Earned RSUs in three equal installments. One-third, or 33 1/3% (which may be rounded to avoid fractional RSU shares), of the Earned RSUs will become vested on February [*], 2025 subject to the Committee’s prior certification that the applicable Performance Goals have been achieved, and one-third, or 33 1/3% (which may be rounded to avoid fractional RSU shares), will vest on each of February [*], 2026 and February [*], 2027 (each, a “Scheduled Vesting Date” for this Award). The Grantee’s rights in respect of all of his or her Performance RSUs and unvested Earned RSUs are subject to the forfeiture provisions set forth in Paragraph 5. For the avoidance of doubt, prior to becoming a vested, Earned RSU, a Performance RSU does not provide any legal entitlement whatsoever to a Grantee or his or her legal representative or authorized assignee.
3.Delivery. Except as otherwise provided herein, the Shares underlying the vested Earned RSUs are to be delivered on or promptly after each Scheduled Vesting Date (but in no case more than 15 days after such date) (the “Delivery Date”). On the Delivery Date, the Company shall transfer to the Grantee one unrestricted, fully transferable Share for each vested Earned RSU scheduled to be paid out on such date and as to which all other conditions have been satisfied.
4.Dividend Equivalent Rights. On the Delivery Date, the Company shall pay to the Grantee a cash amount equal to the product of (x) all cash dividends or other distributions (other than cash dividends or other distributions pursuant to which the Performance RSUs or Earned RSUs were adjusted pursuant to Section 1.3.3 of the Plan), if any, paid on a Share from the Grant Date to the Scheduled Vesting Date and (y) the number of Shares underlying the Grantee’s vested Earned RSUs (including for this purpose any Shares which would have been delivered to the Grantee but for being withheld to satisfy tax withholding obligations). The Grantee’s rights in respect of the dividend equivalent rights described in the preceding sentence (the “Dividend Equivalent Rights”) are subject to the forfeiture provisions set forth in Paragraph 5. For the avoidance of doubt, Dividend Equivalent Rights will not be paid on any unearned or unvested Performance RSUs.
5.Forfeiture. Except as provided in Paragraph 6, Section 3.6 of the Plan, or, if applicable, the Employment Agreement, or as otherwise determined by the Committee, if the Grantee’s Employment with the Company terminates for any reason, all of the Grantee’s Performance RSUs that have not been earned and all Earned RSUs that have not vested and the corresponding Dividend Equivalent Rights shall immediately be cancelled by the Company, the Grantee’s rights and interests (or the rights and interests of the Grantee’s legal representative or authorized assignee) in respect of all of his or her Performance RSUs and unvested Earned RSUs and corresponding Dividend Equivalent Rights shall be forfeited and terminate, and no Shares shall be paid or payable in respect of such Performance RSUs or unvested Earned RSUs, and no cash amount shall be paid or payable in respect of such corresponding Dividend Equivalent Rights.
6.Death. Notwithstanding any other provision of this Award Agreement, if the Grantee dies before he or she is vested in 100% of his or her Earned RSUs, provided the

Grantee’s rights in respect of his or her Earned RSUs have not yet terminated, the Grantee shall vest in his or her unvested Earned RSUs and the Shares corresponding to such unvested Earned RSUs, along with a cash amount in respect of the Grantee’s Dividend Equivalent Rights, calculated based on the dividends and other distributions paid on a Share through the date of the Grantee’s death, shall be paid to the representative of the Grantee’s estate promptly after the Grantee’s death (but no later than 90 days after the Grantee’s death). Further, notwithstanding any other provision of this Award Agreement, if the Grantee dies during the Performance Period, the Grantee shall be deemed to have earned the Performance RSUs at the Target Performance level as set forth in Appendix A and to have vested in such Earned RSUs, provided the Grantee’s rights in respect of his or her Performance RSUs have not terminated prior to the Grantee’s death, and the Shares corresponding to such Performance RSUs, along with a cash amount in respect of the Grantee’s Dividend Equivalent Rights, calculated based on the number of Shares underlying such Performance RSUs and dividends and other distributions paid on a Share through the date of the Grantee’s death, shall be paid to the representative of the Grantee’s estate promptly after the Grantee’s death (but no later than 90 days after the Grantee’s death).
7.Change in Control. Upon a Change in Control the terms of Section 3.6 of the Plan, or, if applicable and more favorable to the Grantee, the terms of the Employment Agreement shall govern treatment of this Award. As set forth in Section 3.6.2 of the Plan, upon a Change in Control, any outstanding Performance RSUs for open Performance Periods shall be deemed earned at the greater of Target Performance as set forth in Appendix A and actual performance through the date of the Change in Control and will cease to be subject to any further performance conditions but will continue to be subject to time-based vesting following the Change in Control.
8.Ownership, Voting Rights, Duties. The Grantee will not have any rights of a shareholder of the Company with respect to Earned RSUs until delivery of the underlying Shares.
9.Transferability and Resale Restrictions. Performance RSUs may not be transferred in any manner other than by will or by the laws of descent and distribution. Any transferee shall hold such Awards subject to all the provisions of the Plan and of this Award Agreement. If the Grantee is an Employee at the time the Grantee desires to engage in a transaction with respect to the Shares issued in respect of the Earned RSUs, the Grantee will have to comply with the Company’s Insider Trading Policy.
10.Compensation Clawback Policy/Recoupment. This Award shall be subject to the terms of any clawback policies adopted by the Company as may be amended from time to time and any laws, rules or regulations that require the Company to recoup or recover past compensation from Grantee as a result of a restatement by the Company.
11.Section 409A.
(a)    Awards under this Award Agreement are not intended to provide payments that are “nonqualified deferred compensation” subject to Section 409A, and unless and to the extent that the Committee specifically determines otherwise as provided below, this Award Agreement and the Plan shall be interpreted, administered and construed in accordance with this intent, so as to avoid the imposition of taxes and penalties on the Grantee pursuant to Section 409A. The Committee shall have full authority to give effect to the intent of this Paragraph 11(a). The Company shall have no liability to the Grantee if the Plan or any Award, vesting, exercise or payment of any Award hereunder is subject to the additional tax and penalties under Section 409A.
(b)Without limiting the generality of Paragraph 11(a), references to the termination of the Grantee’s Employment with respect to the Awards pursuant to this Award Agreement shall mean the Grantee’s “separation from service” within the meaning of Section 409A.
(c)Notwithstanding any other provision of this Award Agreement or the Plan to the contrary, with respect to any Award that is subject to Section 409A, if a Grantee is a “specified employee” (within the meaning of Section 409A and as determined by the Company) as of the date of the Grantee’s termination of Employment, any payment (whether in Shares or cash equal to the Fair Market Value of the Shares) to be made with respect to the Award upon the Grantee’s termination of Employment will be accumulated and paid (without interest) on the first business day of the seventh month following the Grantee’s termination of Employment (or earlier death) in accordance with the requirements of Section 409A.
(d)To the extent necessary to comply with Paragraph 11(a), any cash, securities or other property that the Company may deliver in respect of the Earned RSUs will not have the effect of deferring delivery or payment beyond the date on which such delivery or payment would occur with respect to the Shares that would otherwise have been deliverable.
(e)Each delivery of Shares or payment of cash in respect of Earned RSUs will be treated as a separate payment for purposes of Section 409A.
12.Tax Representations and Tax Withholding. The Grantee has had an opportunity to review with his or her own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Award
Agreement. The Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Grantee understands that he or she (and not the Company) shall be responsible for his or her own tax liability that may arise as a result of this investment or the transactions contemplated by this Award Agreement. The Company may require the Grantee to pay to the Company, or make arrangements satisfactory to the Company regarding payment of, any taxes of any kind required by law to be withheld with respect to the Shares.
13.Entire Agreement. The Plan is incorporated herein by reference. This Award Agreement and the Plan constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior understandings and agreements with respect to such subject matter. If and to the extent that this Award

Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Award Agreement shall be deemed to be modified accordingly. Any action taken or decision made by the Committee arising out of or in connection with the construction, administration, interpretation or effect of this Award Agreement shall lie within its sole and absolute discretion, as the case may be, and shall be final, conclusive and binding on the Grantee and all persons claiming under or through the Grantee.
14.Amendment. The Committee may amend the Plan and this Award Agreement in any respect whatsoever, provided that any such amendment that materially adversely impairs any rights of the Grantee under this Award Agreement shall be made only with the consent of the Grantee.
15.No Obligation to Employ. Nothing in the Plan or this Award Agreement shall confer on the Grantee any right to continue in the employ of, or other relationship with, the Company, or limit in any way the right of the Company to terminate the Grantee’s Employment or other relationship at any time, with or without cause.
16.Notices and Information. Any notice required to be given or delivered to the Company under the terms of this Award Agreement shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to the Grantee shall be in writing and addressed to the Grantee at the address indicated below or to such other address as such party may designate in writing from time to time to the Company. All notices shall be deemed to have been given or delivered upon: (i) personal delivery; (ii) three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested); (iii) one (1) business day after deposit with any return receipt express courier (prepaid); or (iv) one (1) business day after transmission by facsimile. For additional information regarding this Award Agreement, the Plan or the administrators of the Plan, please contact the Company’s Corporate Secretary at 5660 New Northside Drive, 3rd Floor, Atlanta, Georgia 30328 (telephone: 770-857-4700).
17.Successors and Assigns. The Company may assign any of its rights under this Award Agreement. This Award Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Award Agreement shall be binding upon the Grantee and the Grantee’s heirs, executors, administrators, legal representatives, successors and assigns.
18.Choice of Forum. IN ACCORDANCE WITH SECTION 3.16 OF THE PLAN, THE COMPANY AND THE GRANTEE HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN ATLANTA, GEORGIA OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO OR CONCERNING THE PLAN OR THIS AWARD AGREEMENT.
19.GOVERNING LAW. THIS AWARD AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS

OF THE STATE OF GEORGIA WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.
20.    Headings. The headings in this Award Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

IN WITNESS WHEREOF, INTERCONTINENTAL EXCHANGE, INC. has caused this Award Agreement to be duly executed and delivered as of the Grant Date.

By: _____________________________________
INTERCONTINENTAL EXCHANGE, INC.
Name: Douglas A. Foley
Title: SVP, HR & Administration
By:_____________________________________
GRANTEE:
Name: [NAME]

APPENDIX A
Performance Period: January 1, 2024 to December 31, 2024
Performance Goals: EBITDA (The Company’s consolidated 2024 Earnings before Interest, Taxes, Depreciation and Amortization (the “EBIDTA”).)

	Threshold Performance[1] (85% of Plan)	Target Performance (100% of Plan)	Maximum Performance (113% of Plan)
2024 Consolidated EBITDA[2,3]	$ [*]	$ [*]	$ [*]
% of Target Performance Share Grant Earned[4]	50%	100%	200%

1 No award will be earned for EBITDA performance below this Threshold Performance level.
2 The Consolidated EBITDA goal will not be adjusted to reflect the effect of any material business transaction as determined by the Compensation Committee.
3 Actual EBITDA performance will be adjusted to eliminate the effect of any material one-time items, including asset impairment charges, changes in accounting principles, atypical non-federal income tax items, and to remove the EBITDA impact post-closing of material business combinations, and transaction expenses greater than budget, as determined and approved by the Compensation Committee.
4 Awards will be prorated on a straight-line basis between performance levels on ICE Performance Condition.